Exhibit 10.5

                           SPECIAL INCENTIVE AGREEMENT

         This Special Incentive Agreement ("Agreement") is dated as of March 17, 1998, and is between H. Edward Hanway, who resides at___________________________ ("Executive") and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania, 19192, a Delaware corporation ("CIGNA").

         Executive and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:

1. Effective as of the date of this Agreement:

         a. 500 restricted shares of CIGNA Common Stock held by the Executive, for which restrictions described in the CIGNA Corporation Stock Plan ("Plan") are scheduled to lapse on February 23, 1999, will be surrendered to CIGNA, and Executive, on his own behalf and on behalf of his heirs, waives any rights regarding such shares; and

         b. CIGNA grants Executive 500 incentive compensation units ("Units") as described in paragraph 2.

2. Each Unit is a right to receive a payment of the Unit value on the Payment Date, subject to the conditions in this Agreement. The "Payment Date" shall be as described in paragraph 4.

3. Each Unit shall have a value equal to the total of:

         a. The Fair Market Value (as defined in the Plan) on the Payment Date of one (1) share of CIGNA Common Stock (adjusted as needed in accordance with the antidilution provisions in
                  Article 5 of the Plan);

         b. The total cash value of any dividends that would have been paid on one (1) share of CIGNA Common Stock (as adjusted in accordance with paragraph 2.a.) from the Date of this Agreement until the Payment Date; and

         c. The total cash value of any interest that would have been paid on any dividends under paragraph 2.b. as if the dividends had actually been paid to the Executive and invested with an annual rate of return for any year equal to either (i) one hundred twenty percent (120%) of the applicable federal long-term rate for the month of January of the calendar year for which the interest will be credited, with compounding on a monthly basis or (ii) the return provided by hypothetical investment fund(s) under the Deferred Compensation Plan of CIGNA Corporation

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                  and Participating Subsidiaries (the "Deferred Plan"), to the
                  extent Executive has elected one or more of the available hypothetical investment funds, other than the fixed income fund, under the Deferred Plan.

4. The Unit value under this Agreement shall be paid only as follows:

         a. The share component (paragraph 2.a.) shall be paid entirely in shares of CIGNA Common Stock. This Agreement is a Qualifying Incentive Plan, and any shares shall be paid out of the Plan.

         b. The dividend-equivalent component (paragraph 2.b.) and the interest-equivalent component (paragraph 2.c.) shall be paid in cash.

         c. The Payment Date for the Units shall be no earlier than the January following the date of Executive's termination of employment with CIGNA and its affiliates ("Termination of Employment") and shall otherwise be determined in accordance with Executive's Deferred Plan payment election as in effect on the date of Executive's Termination of Employment. However, any change made by the Executive in any payment election under the Deferred Plan after the date of this Agreement will not apply to the share component of the Units unless such change has been approved by the People Resources Committee of CIGNA's Board of Directors and otherwise meets the requirements of the Deferred Plan. If no payment election is in effect on the date of Executive's Termination of Employment, the Payment Date for all Units shall be the January following the year of Executive's Termination of Employment.

         d. If Executive dies before his Termination of Employment, however, any Unit value otherwise payable to the Executive under this Agreement will be paid within ninety (90) days of his death to his surviving spouse or, if she does not survive him, to his estate.

5. The Executive shall forfeit all of the Units, and shall have no right to receive any payments under this Agreement, if his Termination of Employment occurs before February 23, 1999. Nevertheless, if Executive's Termination of Employment before that date is due to the Executive's death, Disability or Retirement or is a Termination Upon a Change of Control, the forfeiture described above shall not apply and the Executive's right to a payment of the Unit value shall immediately vest. ("Disability," "Retirement" and "Termination Upon a Change of Control" shall have the meanings set forth in Section 2.1 of the Plan.)

6. This Agreement is not a contract of employment for any specified term, and nothing herein is intended to change, nor shall be construed as changing, the nature of Executive's employment from an at-will relationship. This Agreement is limited to the terms and conditions

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set forth herein and does not otherwise address Executive's compensation or benefits, the duties and responsibilities of his position, or any of the Company's other rights as employer.

7. The Agreement is made and entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws without regard to principles of conflict of laws.

8. It is agreed that any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

9. CIGNA's rights and obligations under this Agreement will inure to the benefit of and be binding upon CIGNA's successors and assigns. Executive's rights under this Agreement, including the right to receive Common Stock or any other payment, shall not be assignable or transferable by the Executive except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

10. The Company's obligations under this Agreement shall be unfunded and unsecured and shall be paid when due out of the general assets of the Company. However, the Company's obligations may be funded through the CIGNA Corporation Benefits Protection Trust or other "rabbi trust" arrangement which is a grantor trust the assets of which are not subject to the claims of creditors of the Company, except in the case of bankruptcy or insolvency of the Company.

11. This Agreement contains the entire agreement between Executive and CIGNA with respect to the matters addressed herein and fully replaces and supersedes any and all prior agreements or understandings between them related to such matters. Any amendment to this Agreement must be in writing and signed by both CIGNA and Executive.


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